Exhibit 1.3

EXECUTION VERSION

UNITED AIR LINES, INC.

$175,000,000 12.75 % Senior Secured Notes due 2012

UNDERWRITING AGREEMENT

June 26, 2009

GOLDMAN, SACHS & CO.

85 Broad Street

New York, New York 10004

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, New York 10013

As Representatives of the several Underwriters

Ladies and Gentlemen:

United Air Lines, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the underwriters named in Schedule I hereto $175,000,000 aggregate principal amount of its senior secured notes due 2012 (the “Notes”) on the terms and conditions stated herein. The Notes will be issued under an indenture dated as of July 2, 2009 (the “Indenture”) between the Company and Wells Fargo Bank Northwest, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). The Notes will be secured by a first priority security interest in certain of the Company’s aircraft spare parts under, and in accordance with, the terms of three separate Mortgage and Security Agreements, each between the Company and the Collateral Agent dated as of the Closing Date (as defined below) in the forms annexed to the Indenture (collectively, the “Mortgages”), one covering Section 1110 spare parts, the second covering non-Section 1110 spare parts and the third covering aircraft and/or engines that may be pledged from time to time after the Closing Date in accordance with the terms of the Indenture. The Notes will be guaranteed by UAL Corporation, a Delaware corporation (the “Parent Guarantor”) as described in the Guarantee (as defined in the Indenture).

As used herein, unless the context otherwise requires, the term “Underwriters” shall mean the firms named as Underwriters in Schedule I, and the term “you” shall mean, collectively, Goldman, Sachs & Co. (“GS”) and Citigroup Global Markets Inc. (“Citi”).

The Company and the Parent Guarantor have filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (File No. 333-155794) relating to various securities, including notes (the “Shelf Securities”), to be issued from time to time by the Company and the Parent Guarantor. The registration statement (including the respective exhibits thereto and the respective documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are incorporated by reference therein), as amended to and including the date of this Agreement, including the information (if any) deemed retroactively to be part of the registration statement pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), that has not been superseded or modified (and the Underwriters confirm that the first contract of sale of the Notes by the Underwriters was made on the date of this Agreement), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated December 1, 2008 filed as part of the Registration Statement, in the form first used to confirm sales of the Notes, is hereinafter referred to as the “Basic Prospectus”. The Basic Prospectus, as supplemented by the final prospectus supplement specifically relating to the Notes in the form first used to confirm sales of the Notes in accordance with Section 4(d) hereof is hereinafter referred to as the “Prospectus”, and the term “preliminary prospectus” means any preliminary form of the Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act. For purposes of this Agreement, (i) “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and (ii) “Time of Sale Prospectus” means the preliminary prospectus together with the free writing prospectuses, if any, each identified in Schedule III hereto. As used herein, the terms “Registration Statement”, “Basic Prospectus”, “preliminary prospectus”, “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or any free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Exchange Act and incorporated by reference therein.

Capitalized terms used but not defined in this Underwriting Agreement (the “Agreement”) shall have the meanings specified therefor in the Indenture and the Mortgages (defined in the Indenture); provided that, as used in this Agreement, the term “Operative Agreements” shall mean the Indenture, the Guarantee, the Notes and the Security Documents.

1. Representations and Warranties. (a) Each of the Company and the Parent Guarantor represents and warrants to, and agrees with each Underwriter that:

(i) The Company and the Parent Guarantor meet the requirements for use of Form S-3 under the Securities Act; the Registration Statement has become effective; and, on the original effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company or the Parent Guarantor, threatened by the Commission. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act), the Parent Guarantor is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and the Parent Guarantor and the Company are both eligible to use the Registration Statement as an automatic shelf registration statement, and the Company and the Parent Guarantor have not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement. The Registration Statement does not, as of the date hereof, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its date and on the Closing Date, the Prospectus, as amended and supplemented, if applicable, does not and will not include an untrue statement of a material fact and does not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement, as of the date hereof, complies and the Prospectus complies, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder. The Time of Sale Prospectus did not, as of 4:30 p.m., Eastern Time, on the date of this Agreement (the “Applicable Time”), and the Time of Sale Prospectus, as then amended or supplemented, if applicable, will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any information included in any “issuer free writing prospectus” (as defined in Rule 433(h) under the Securities Act) used in connection with the offering of the Notes does not conflict with the information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement (including pursuant to Rule 430B under the Securities Act) and not superseded or modified. The preceding sentences do not apply to statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon (A) written information furnished to the Company by any Underwriter expressly for use therein or (B) statements or omissions in that part of each Registration Statement which shall constitute the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), on Form T-1.

(ii) Since the dates as of which information is given in the Time of Sale Prospectus, except as otherwise stated or incorporated by reference therein or contemplated thereby, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Parent Guarantor and its consolidated subsidiaries, taken as a whole.

(iii) The documents incorporated by reference in the Time of Sale Prospectus or the Prospectus, at the time they were filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act.

(iv) The Company is not an “ineligible issuer” pursuant to Rule 405 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed in connection with the offering of the Notes, or is required to file in connection with the offering of the Notes, pursuant to Rule 433(d) under the Securities Act complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto, neither the Company nor the Parent Guarantor has prepared, used or referred to, any free writing prospectus in connection with the offering of the Notes.

(v) Each of the Company and the Parent Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus; and each of the Company and the Parent Guarantor is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Parent Guarantor and its consolidated subsidiaries, taken as a whole (a “United Material Adverse Effect”).

(vi) Each of the Company’s subsidiaries listed on Schedule IV hereto (together, the “Subsidiaries”) has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Prospectus; and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a United Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and, except as described in the Time of Sale Prospectus, each Subsidiary’s capital stock owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(vii) Neither the Company nor the Parent Guarantor is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except for such defaults that would not have a United Material Adverse Effect. The execution, delivery and performance of this Agreement and the Operative Agreements to which the Company or the Parent Guarantor is or will be a party and the consummation by the Company or the Parent Guarantor of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company or the Parent Guarantor and will not result in (i) any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than any lien, charge or encumbrance created under any Operative Agreement) upon any property or assets of the Company or the Parent Guarantor pursuant to any indenture, loan agreement, contract, mortgage, note, lease or other instrument to which the Company or the Parent Guarantor is a party or by which the Company or the Parent Guarantor may be bound or to which any of the property or assets of the Company or the Parent Guarantor is subject, (ii) any violation of the provisions of the charter or by-laws of the Company or the Parent Guarantor or (iii) any violation of any statute, any rule, regulation, judgment, or order or decree of any government, governmental agency or body or court, domestic or foreign, having jurisdiction over the Company or the Parent Guarantor, except, in the case of clause (i) and (iii), for any such breach, default, lien, charge, encumbrance or violation as would not have a United Material Adverse Effect.

(viii) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company or the Parent Guarantor of this Agreement and the Operative Agreements to which they are or will be a party and for the consummation of the transactions contemplated herein and therein, except (x) such as may be required under the Securities Act, the Trust Indenture Act, the securities or “blue sky” or similar laws of the various states and of foreign jurisdictions or rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and (y) filings or recordings with the Federal Aviation Administration (the “FAA”) and under the Uniform Commercial Code (the “UCC”) or other laws in effect in any applicable jurisdiction governing the perfection of security interests, which filings or recordings referred to in this clause (y), with respect to any particular set of Operative Agreements, shall have been made, or duly presented for filing or recordation, or shall be in the process of being duly filed or filed for recordation, on or prior to the Closing Date.

(ix) This Agreement has been executed and delivered by the Company and the Parent Guarantor and each of the Operative Agreements to which the Company and the Parent Guarantor will be a party will be duly authorized, executed and delivered by the Company or the Parent Guarantor, as the case may be, on or prior to the Closing Date.

(x) The Indenture, when duly executed and delivered by the Company, assuming that the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligations of, each other party thereto, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except (w) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (x) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (y) that the enforceability of the Indenture may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indenture or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby and (z) with respect to indemnification and contribution provisions, as enforcement thereof may be limited by applicable law. The Indenture, when executed, will be duly qualified under the Trust Indenture Act.

(xi) Each of the Notes to be issued under the Indenture, when duly executed and delivered by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and paid for as provided in this Agreement, will be duly issued under the Indenture and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (w) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (x) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (y) that the enforceability of the Indenture may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indenture or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby, and will be entitled to the benefits of the Indenture.

(xii) Each of the Operative Agreements (other than the Indenture and the Notes) to which the Company or the Parent Guarantor is or will be a party, when duly executed and delivered by the Company or the Parent Guarantor, as the case may be, assuming that such Operative Agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, each other party thereto, will constitute valid and binding obligations of the Company or the Parent Guarantor, as the case may be, enforceable in accordance with their terms, except (w) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (x) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (y) that the enforceability of the Operative Agreements may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Operative Agreements or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby and (z) with respect to indemnification and contribution provisions, as enforcement thereof may be limited by applicable law.

(xiii) The consolidated financial statements of the Company incorporated by reference in the Time of Sale Prospectus, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein and except that unaudited financial statements do not have all required footnotes.

(xiv) The Company is a “citizen of the United States” within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and, except as disclosed in the Time of Sale Prospectus, are owned by the Parent Guarantor, directly free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind.

(xv) Except as disclosed in the Time of Sale Prospectus, each of the Company and its Subsidiaries, and the Parent Guarantor have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a United Material Adverse Effect; and except as disclosed in the Time of Sale Prospectus, each of the Company and its Subsidiaries, and the Parent Guarantor, hold any leased real or personal property under valid and enforceable leases with no exceptions that would have a United Material Adverse Effect.

(xvi) Except as disclosed in the Time of Sale Prospectus, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company or the Parent Guarantor, threatened against the Company, any of its Subsidiaries, the Parent Guarantor, or any of their respective properties that individually (or in the aggregate in the case of any class of related lawsuits), could reasonably be expected to result in a United Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Operative Agreements.

(xvii) No labor dispute with the employees of the Company, any subsidiary, or the Parent Guarantor, exists or, to the knowledge of the Company or the Parent Guarantor, is imminent that could reasonably be expected to have a United Material Adverse Effect.

(xviii) Except as disclosed in the Time of Sale Prospectus, each of the Company and the Subsidiaries has all licenses, permits, orders, consents, authorizations, approvals and certificates of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to so obtain, declare or file would not have a United Material Adverse Effect.

(xix) Except as disclosed in the Time of Sale Prospectus, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that imposes any liability under any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a United Material Adverse Effect. The Company is not aware of any pending investigation which could lead to such a claim that could reasonably be expected to have a United Material Adverse Effect.

(xx) The accountants that examined and issued an auditors’ report with respect to the consolidated financial statements of the Company and the Parent Guarantor, and the financial statement schedules of the Company and the Parent Guarantor, if any, included or incorporated by reference in the Registration Statement, are independent public accountants within the meaning of the Securities Act with respect to the Company and the Parent Guarantor, as applicable.

(xxi) Each preliminary prospectus filed pursuant to Rule 424 under the Securities Act and included in the Time of Sale Prospectus, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(xxii) Neither the Parent Guarantor nor the Company is an “investment company”, or an entity “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in each case required to register under the Investment Company Act; and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus, neither the Parent Guarantor nor the Company will be an “investment company”, or an entity “controlled” by an “investment company”, as defined in the Investment Company Act, in each case required to register under the Investment Company Act.

(xxiii) This Agreement and the other Operative Agreements to which the Company or the Parent Guarantor is or will be a party will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof contained in the Time of Sale Prospectus.

(xxiv) Simat, Helliesen & Eichner, Inc. (the “Appraiser”) is not an affiliate of the Company, the Parent Guarantor, and, to the knowledge of the Company or the Parent Guarantor, does not have a substantial interest, direct or indirect, in the Company or the Parent Guarantor. To the knowledge of the Company and the Parent Guarantor, none of the officers and directors of the Appraiser are connected with the Company, the Parent Guarantor or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(xxv) Except as disclosed in the Time of Sale Prospectus, each of the Company and the Parent Guarantor (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company and its consolidated subsidiaries, or the Parent Guarantor and its consolidated subsidiaries, as the case may be, and (B) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary: (x) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (y) to maintain accountability for assets; (3) access to material assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxvi) The information provided by the Company to the Appraiser for use by the Appraiser in preparation of its report relating to the Pledged Spare Parts dated as of June 22, 2009, taken as a whole with respect to such reports, as of the date such information was provided, did not contain an untrue statement of material fact or omit to state a material fact necessary to make such information not misleading.

(xxvii) Except for the filing of UCC-1 financing statements and the filing and due recording of the FAA Filed Documents, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect the Collateral Agent’s security interest in the Collateral under each Mortgage, as against any other person, in each case, in any applicable jurisdictions in the United States.

(xxviii) The Spare Parts constituting the Pledged Spare Parts represent, on the Closing Date, all of the Spare Parts owned by the Company which are located in the United States, excluding (x) Excluded Parts (other than Excluded Parts described in clause (i) of the definition thereof), (y) Spare Parts in transit in the ordinary course of the Company’s business, and (z) Spare Parts (which are immaterial in amount) held by vendors, sub-vendors, suppliers or other third parties, in each case for purposes of this clause (z) holding such Spare Parts in the ordinary course of the Company’s business at locations which are not Designated Locations.

(xxix) The Company’s location (as such term is used in Section 9-307 of the UCC) is Delaware. The full and correct legal name and mailing address of the Company are correctly set forth in the introductory paragraph and Section 11 of this Agreement. The Company’s organizational ID number is 0697327.

(xxx) With respect to the Pledged Spare Parts, the Company is the sole owner of (and holds good title to) such Pledged Spare Parts, subject only to the Permitted Liens.

(xxxi) On the Closing Date, the Collateral Agent will be entitled to the benefits of Section 1110 of the United States Bankruptcy Code (as currently in effect) with respect to the A Pledged Spare Parts as provided in the A Mortgage in the event of a case under Chapter 11 of the United States Bankruptcy Code in which Company is a debtor.

(b) The parties agree that any certificate signed by a duly authorized officer of the Company or the Parent Guarantor and delivered to an Underwriter, or to counsel for the Underwriters, on the Closing Date and in connection with this Agreement or the offering of the Notes, shall be deemed a representation and warranty by (and only by) the Company and/or the Parent Guarantor to the Underwriters as to the matters covered thereby.

2. Purchase, Sale and Delivery of Notes. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and the conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of 90.07% of the principal amount thereof, the aggregate principal amount of Notes set forth opposite the name of such Underwriter in Schedule I.

(b) The Company is advised by you that the Underwriters propose to make a public offering of the Notes as set forth in the Prospectus as soon after this Agreement has been entered into as in your judgment is advisable. The Company is further advised by you that the Notes are to be offered to the public initially at 90.07% of their principal amount — the public offering price — plus accrued interest, if any, and to certain dealers selected by the Underwriters at concessions not in excess of the concessions set forth in the Prospectus, and that the Underwriters may allow, and such dealers may reallow, concessions not in excess of the concessions set forth in the Prospectus to certain other dealers.

(c) As underwriting commission and other compensation to the Underwriters for their respective commitments and obligations hereunder in respect of the Notes, including their respective undertakings to distribute the Notes, the Company will pay to GS for the accounts of the Underwriters the amount set forth in Schedule II hereto, which amount shall be allocated among the Underwriters in the manner determined by GS and the Company. Such payment will be made on the Closing Date simultaneously with the issuance and sale of the Notes to the Underwriters. Payment of such compensation shall be made by Federal funds check or by wire transfer of immediately available funds.

(d) Delivery of and payment for the Notes shall be made at the offices of Vedder Price P.C., at 222 North LaSalle Street, Chicago, Illinois, 60601, at 10:00 A.M., Chicago, Illinois time, on July 2, 2009 or such other date, time and place as may be agreed upon by the Company and GS (such date and time of delivery and payment for the Notes being herein called the “Closing Date”). Delivery of the Notes shall be made to GS’s account at The Depository Trust Company (“DTC”) for the respective accounts of the several Underwriters against payment by the Underwriters of the purchase price thereof. Payment for the Notes shall be made by the Underwriters by wire transfer of immediately available funds to the designated account of the Company. The Notes shall be in the form of one or more fully registered global notes, and shall be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co.

(e) The Company agrees to have the Notes available for inspection and checking by GS in Chicago, Illinois not later than 1:00 P.M. on the business day prior to the Closing Date.

(f) It is understood that each Underwriter has authorized GS, on its behalf and for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes that it has agreed to purchase. GS, individually and not as a representative, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose check or checks shall not have been received by the Closing Date.

3. Conditions of Underwriters’ Obligations. The several obligations of the Underwriters to purchase and pay for the Notes pursuant to this Agreement are subject to the following conditions:

(a) On the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings therefor shall have been instituted or threatened by the Commission.

(b) On the Closing Date, you shall have received an opinion and 10b-5 statement of Vedder Price P.C., special aircraft counsel for the Company and Parent Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to you.

(c) On the Closing Date, you shall have received an opinion and 10b-5 statement of Cravath, Swaine & Moore LLP, special securities law counsel for the Company and Parent Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to you.

(d) On the Closing Date, you shall have received an opinion of the General Counsel or Assistant General Counsel of the Company, dated the Closing Date, in form and substance reasonably satisfactory to you.

(e) On the Closing Date, you shall have received an opinion of Ray Quinney & Nebeker P.C., counsel for Wells Fargo Bank Northwest, National Association, individually and as the Trustee and the Collateral Agent, dated the Closing Date, in form and substance reasonably satisfactory to you.

(f) On the Closing Date, you shall have received an opinion of Lytle Soulé & Curlee, special counsel in Oklahoma City, Oklahoma, dated the Closing Date, in form and substance reasonably satisfactory to you.

(g) On the Closing Date, you shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters, dated as of the Closing Date, with respect to the issuance and sale of the Notes, the Registration Statement, the Time of Sale Prospectus, the Prospectus and other related matters as the Underwriters may reasonably require.

(h) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Parent Guarantor and its consolidated subsidiaries taken as a whole that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to proceed with the completion of the public offering of the Notes on the terms and in the manner contemplated by the Time of Sale Prospectus.

(i) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by the Senior Vice President and Chief Financial Officer, or Vice President and Treasurer or the Senior Vice President, General Counsel and Secretary of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date as if made on the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and accurate as of such earlier date), that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date and that, subsequent to the execution and delivery of this Agreement, there shall not have occurred any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its consolidated subsidiaries taken as a whole, except as set forth in or contemplated by the Time of Sale Prospectus.

(j) You shall have received from Deloitte & Touche LLP, (i) one or two letters, dated no later than the date hereof, in form and substance satisfactory to you, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the preliminary prospectus and the prospectus, and (ii) a letter, dated the Closing Date, which meets the above requirements, except that the specified date therein referring to certain procedures performed by Deloitte & Touche LLP will not be a date more than three business days prior to the Closing Date for purposes of this subsection.

(k) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any downgrading in the rating accorded the Company or any of the Company’s securities by S&P (as defined below), Moody’s (as defined below) or Fitch Ratings, a part of the Fitch Group, or any public announcement that any such organization has under surveillance or review, in each case for possible change, its ratings of any such securities (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).

(l) The Appraiser shall have furnished to you a letter, addressed to the Company and the Parent Guarantor and dated the Closing Date, confirming that the Appraiser and each of its directors and officers (i) is not an affiliate of the Company, the Parent Guarantor or any of their respective affiliates, (ii) does not have any substantial interest, direct or indirect, in the Company, the Parent Guarantor or any of their respective affiliates and (iii) is not connected with the Company, the Parent Guarantor or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(m) At the Closing Date, each of the Operative Agreements (including this Agreement) shall have been duly executed and delivered by each of the parties thereto.

(n) On the Closing Date, you shall have received evidence of the completion of all recordings and filings of each FAA Filed Document with the FAA in order to perfect the security interests created by each Security Document.

(o) On the Closing Date, you shall have received acknowledgement copies or stamped copies of proper financing statements, duly filed under the UCC in all places necessary or desirable in order to perfect the security interests created by each Security Document.

(p) On the Closing Date, the Notes shall be rated not lower than “B+” by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), and not lower than “B2” by Moody’s Investors Service, Inc. (“Moody’s”).

The Company will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters may reasonably request.

4. Certain Covenants of the Company and Parent Guarantor. Each of the Company and the Parent Guarantor covenants with each Underwriter as follows:

(a) During the period described in the following sentence of this Section 4(a), the Company and the Parent Guarantor shall advise you promptly of any proposal to amend or supplement the Registration Statement, Time of Sale Prospectus or the Prospectus (except by documents filed under the Exchange Act) and will not effect such amendment or supplement (except by documents filed under the Exchange Act) without your consent, which consent will not be unreasonably withheld. If, at any time after the public offering of the Notes, and for so long as the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales of the Notes by an Underwriter or a dealer, any event shall occur as a result of which it is necessary to amend the Registration Statement or amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading in any material respect, or if it is necessary to amend the Registration Statement or amend or supplement the Prospectus to comply with law, the Company and the Parent Guarantor shall prepare and furnish at its expense to the Underwriters and to such dealers (whose names and addresses you will furnish to the Company and the Parent Guarantor) to which Notes may have been sold by the Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading in any material respect or amendments or supplements to the Registration Statement or the Prospectus so that the Registration Statement or the Prospectus, as so amended or supplemented, will comply with law and cause such amendments or supplements to be filed promptly with the Commission.

(b) During the period mentioned in paragraph (a) above, the Company and the Parent Guarantor shall notify each Underwriter immediately of (i) the effectiveness of any amendment to the Registration Statement, (ii) the transmittal to the Commission for filing of any supplement to the Prospectus or any document (other than a periodic report filed on Form 10-K or Form 10-Q or a current report filed on Form 8-K pursuant to the Exchange Act) that would as a result thereof be incorporated by reference in the Prospectus, (iii) the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus, (iv) any request by the Commission to the Company or the Parent Guarantor for any amendment to the Registration Statement or any supplement to the Prospectus or for additional information relating thereto or to any document incorporated by reference in the Prospectus and (v) receipt by the Company or the Parent Guarantor of any notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or the institution or threatening of any proceeding for any of such purposes; and the Company and the Parent Guarantor agree to use every reasonable effort to prevent the issuance of any such stop order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment and the Company and the Parent Guarantor shall (subject to the proviso to Section 4(g)) endeavor, in cooperation with the Underwriters, to prevent the issuance of any such stop order suspending such qualification and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(c) During the period mentioned in paragraph (a) above, the Company will furnish to each Underwriter as many conformed copies of the Registration Statement (as originally filed), Time of Sale Prospectus, the Prospectus, and all amendments and supplements to such documents (excluding all exhibits and documents filed therewith or incorporated by reference therein) and as many conformed copies of all consents and certificates of experts, in each case as soon as available and in such quantities as each Underwriter reasonably requests.

(d) Promptly following the execution of this Agreement, the Company and the Parent Guarantor will prepare a Prospectus that complies with the Securities Act and that sets forth the principal amount of the Notes and their terms not otherwise specified in the preliminary prospectus or the Basic Prospectus included in the Registration Statement, the name of each Underwriter and the principal amount of the Notes that each severally has agreed to purchase, the name of each Underwriter, if any, acting as representative of the Underwriters in connection with the offering, the price at which the Notes are to be purchased by the Underwriters from the Trustee, any initial public offering price, any selling concession and reallowance and any delayed delivery arrangements, and such other information as you, the Company, and the Parent Guarantor deem appropriate in connection with the offering of the Notes. The Company will timely transmit copies of the Prospectus to the Commission for filing pursuant to Rule 424 under the Securities Act.

(e) The Company shall furnish to each Underwriter a copy of each free writing prospectus relating to the offering of the Notes prepared by or on behalf of, used by, or referred to by the Company or the Parent Guarantor and shall not use or refer to any proposed free writing prospectus to which you reasonably object.

(f) If the Time of Sale Prospectus is being used to solicit offers to buy the Notes at a time when a Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when delivered to a prospective purchaser, not misleading in any material respect, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company and the Parent Guarantor shall forthwith prepare, file promptly with the Commission and furnish, at the Company’s expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company and the Parent Guarantor) to which Notes may have been sold by the Underwriters, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading in any material respect or so that the Time of Sale Prospectus, as so amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(g) The Company and the Parent Guarantor shall, in cooperation with the Underwriters, endeavor to arrange for the qualification of the Notes for offer and sale under the applicable securities or “blue sky” laws of such jurisdictions in the United States as you reasonably designate and will endeavor to maintain such qualifications in effect so long as required for the distribution of such Notes; provided that the Company and the Parent Guarantor shall not be required to (i) qualify as a foreign corporation or as a dealer in securities, (ii) file a general consent to service of process or (iii) subject itself to taxation in any such jurisdiction.

(h) Between the date of this Agreement and the Closing Date, the Company and the Parent Guarantor shall not, without your prior written consent, offer, sell or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the Notes) or as debt securities which may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates, equipment purchase certificates or notes secured by aircraft spare parts owned by the Company or the Parent Guarantor (or rights relating thereto).

(i) The Company and the Parent Guarantor shall prepare a final term sheet relating to the offering of the Notes in the form of Annex A hereto and shall file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Notes.

5. Covenant of the Underwriters. Each Underwriter represents, warrants and covenants that it has not made and will not make any offer relating to the Notes that would constitute an issuer free writing prospectus; provided that this Section 5 shall not prevent the Underwriters from transmitting or otherwise making use of one or more customary “Bloomberg Screens” to offer the Notes or convey final pricing terms thereof that contain only information contained in the Time of Sale Prospectus.

6. Indemnification and Contribution. (a) Each of the Company and the Parent Guarantor agrees jointly and severally to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, any Underwriter’s officers and directors, each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, as well as any affiliate’s officers and directors, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any “issuer free writing prospectus” as defined in Rule 433(h) under the Securities Act, any Company or Parent Guarantor information that the Company or Parent Guarantor has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or the Prospectus, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any of the aforementioned losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by any Underwriter expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus, or any amendment or supplement thereto (the “Underwriter Information”).

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless each of the Company, the Parent Guarantor, their respective directors, each of their respective officers who signed the Registration Statement and each person, if any, who controls the Company or Parent Guarantor, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company and Parent Guarantor to such Underwriter, its affiliates, and their respective officers and directors, but only with reference to the Underwriter Information provided by such Underwriter.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such paragraph, except to the extent that the indemnifying party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. The indemnifying party, upon request of the indemnified party, shall, and the indemnifying party may elect to, retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and the indemnifying party shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) the indemnifying party shall have failed to retain counsel as required by the prior sentence to represent the indemnified party within a reasonable amount of time. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by you in the case of parties indemnified pursuant to paragraph (a) above and by the Company in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnifying party at any time may, subject to the last sentence of this paragraph (c), settle or compromise any proceeding described in this paragraph (c), at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 6 is required to be made but is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the applicable indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Parent Guarantor, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Parent Guarantor, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and Parent Guarantor, on the one hand, and the Underwriters, on the other hand, in connection with the offering of such Notes shall be deemed to be in the same respective proportions as the proceeds from the offering of such Notes received by the Company (before deducting expenses), less total underwriting discounts and commissions received by the Underwriters, and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of such Notes. The relative fault of the Company and Parent Guarantor, on the one hand, and of the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Parent Guarantor or information supplied by any Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 6 are several in proportion to the respective principal amount of Notes they have purchased hereunder, and not joint.

(e) The Company, the Parent Guarantor and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution provisions contained in this Section 6 and the representations and warranties of the Company and the Parent Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, the Parent Guarantor, their officers or directors or any person controlling the Company or Parent Guarantor, and (iii) acceptance of and payment for any of the Notes. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

7. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Notes hereunder and the aggregate principal amount of the Notes that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Notes, you may make arrangements satisfactory to the Company for the purchase of such Notes by other persons, including any of the non-defaulting Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Underwriter or Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of the Notes with respect to which such default or defaults occurs exceeds 10% of the total principal amount of the Notes and arrangements satisfactory to you and the Company for purchase of such Notes by other persons are not made within 36 hours after such default, then the Company shall be entitled to a further period of 36 hours within which to procure other persons reasonably satisfactory to the non-defaulting Underwriters to purchase such Notes. If, after giving effect to any such arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non defaulting Underwriters and the Company, the aggregate principal amount of such Notes that remains unpurchased exceeds 10% of the total principal amount of the Notes, then this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 6. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or the Parent Guarantor, or their officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination of this Agreement, any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Parent Guarantor or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Notes. If for any reason the purchase of the Notes by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid by it pursuant to Section 10 hereof (other than any reimbursement of out-of-pocket expenses (including reasonable fees and disbursements of counsel) of the Underwriters) and the respective obligations of the Company and the Underwriters pursuant to Section 6 hereof shall remain in effect. If the purchase of the Notes by the Underwriters is not consummated for any reason other than solely because of the occurrence of the termination of the Agreement pursuant to Section 7 or 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriters in connection with the offering of such Notes and comply with its obligations under Sections 6 and 10 hereof.

9. Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been materially suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, (ii) trading of any securities of the Company or of the Parent Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (iv) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving, the United States, or any change in financial markets or any calamity or crisis that, in each case, in your judgment, is material and adverse or (v) any material disruption of settlements of securities or clearance services in the United States that would materially impair settlement and clearance with respect to the Notes and (b) in the case of any of the events specified in clauses (a)(i) through (v), such event singly or together with any other such event specified in clauses (a)(i) through (v) makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Time of Sale Prospectus.

10. Payment of Expenses. As between the Company and the Underwriters, the Company shall pay all expenses incidental to the performance of the Company’s obligations under this Agreement, including the following:

(i) expenses incurred in connection with (A) qualifying the Notes for offer and sale under the applicable securities or “blue sky” laws of such jurisdictions in the United States as provided in Section 4(g) (including filing fees and reasonable fees and disbursements of counsel for the Underwriters in connection therewith), (B) the review (if any) of the offering of the Notes by FINRA, and (C) the preparation and distribution of any blue sky or legal investment memorandum by Milbank, Tweed, Hadley & McCloy LLP, Underwriters’ counsel;

(ii) expenses incurred in connection with the preparation and making available to the Underwriters and the dealers (whose names and addresses the Underwriters will furnish to the Company) to which Notes may have been sold by the Underwriters on their behalf and to any other dealers upon request, either of (A) amendments to the Registration Statement or amendments or supplements to the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not materially misleading or (B) amendments or supplements to the Registration Statement, the Time of Sale Prospectus, or the Prospectus so that the Registration Statement, the Time of Sale Prospectus or the Prospectus, as so amended or supplemented, will comply with law and the expenses incurred in connection with causing such amendments or supplements to be filed promptly with the Commission, all as set forth in Section 4(a) hereof;

(iii) the expenses incurred in connection with the preparation, printing and filing of the Registration Statement (including financial statements and exhibits), as originally filed and as amended, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any issuer free writing prospectus and any amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Notes (within the time period required by Rule 456(b)(1), if applicable), and the cost of furnishing copies thereof to the Underwriters and dealers;

(iv) expenses incurred in connection with the preparation, printing and distribution of this Agreement, the Notes and the Operative Agreements;

(v) expenses incurred in connection with the delivery of the Notes to the Underwriters;

(vi) reasonable fees and disbursements of the counsel and accountants for the Company;

(vii) to the extent the Company is so required under any Operative Agreement to which it is a party, the fees and expenses of the Trustee and the Collateral Agent and the reasonable fees and disbursements of their respective counsel;

(viii) fees charged by rating agencies for rating the Notes (including annual surveillance fees related to the Notes as long as they are outstanding);

(ix) reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters;

(x) all fees and expenses relating to appraisals of the Pledged Spare Parts; and

(xi) except as otherwise provided in the foregoing clauses (i) through (x), all other expenses incidental to the performance of the Company’s obligations under this Agreement, other than pursuant to Section 6.

11. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Underwriters, shall be mailed, delivered or sent by facsimile transmission and confirmed to the Underwriters c/o GS, 85 Broad Street, 20th Floor, New York, New York 10004, Attention: Registration Department, facsimile number (212) 902-3000 and c/o Citi, 390 Greenwich Street, 4th Floor, New York, New York 10013, Attention: Thomas Bliemel, facsimile number (212) 723-8677; and, if sent to the Company, shall be mailed, delivered or sent by facsimile transmission and confirmed to it at 77 West Wacker Drive, 10th Floor, Chicago, IL 60601, Attention: Vice President and Treasurer, facsimile number (312) 997-8333; provided, however, that any notice to an Underwriter pursuant to Section 6 shall be sent by facsimile transmission or delivered and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. You will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by you will be binding upon all the Underwriters.

14. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the

Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY LAW WHICH WOULD REQUIRE THE APPLICATION OF A LAW OF A DIFFERENT JURISDICTION.

17. Submission to Jurisdiction; Venue; Appointment of Agent.

(a) Each party hereto hereby irrevocably agrees, accepts and submits itself to the non-exclusive jurisdiction of the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement. Each of the parties to this Agreement agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

(b) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by stay of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, that such action or proceeding is brought in an inconvenient forum, or that venue for the action or proceeding is improper.

(c) To the fullest extent permitted by applicable law, each party hereto hereby waives its respective rights to a jury trial or any claim or cause of action in any court in any jurisdiction based upon or arising out of or relating to this Agreement.

18. No Fiduciary Duty. The Company hereby acknowledges that in connection with the offering of the Notes: (a) the Underwriters have acted at arm’s length, are not agents and owe no fiduciary duties to, the Company or any other person, (b) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (c) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.

19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Underwriters, the Parent Guarantor and the Company in accordance with its terms.

Very truly yours,

UNITED AIR LINES, INC.

By:	/s/ Stephen R. Lieberman
Name:	Stephen R. Lieberman
Title:	Vice President and Treasurer

UAL CORPORATION

By:	/s/ Kathryn A. Mikells
Name:	Kathryn A. Mikells
Title:	Senior Vice President and Chief Financial Officer

The foregoing Underwriting Agreement

is hereby confirmed and accepted

as of the date first above written

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Thomas Bliemel
Name:	Thomas Bliemel
Title:	Managing Director

SCHEDULE I

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$87,500,000
Citigroup Global Markets Inc.	$87,500,000
Total	$175,000,000

SCHEDULE II

UNITED AIR LINES, INC.

Underwriting commission and other compensation:	$3,500,000

Closing date, time and location:	July 2, 2009
10:00 A.M.,
Chicago, Illinois time

Offices of Vedder Price P.C.
222 N. LaSalle, Suite 2600, Chicago, IL 60601

SCHEDULE III

1.	Basic Prospectus dated December 1, 2008 relating to Shelf Securities

2.	preliminary Prospectus Supplement dated June 26, 2009 relating to the Notes

3.	free writing prospectus dated June 26, 2009 in the form attached as Annex A

4.	net roadshow investor presentation of the Company dated June 26, 2009

SCHEDULE IV

1.	Covia LLC

2.	Galileo Japan Partnership

3.	UAL Loyalty Services LLC

4.	United Aviation Fuels Corporation

ANNEX A

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 26, 2009

Relating to Preliminary Prospectus

Supplement dated June 26, 2009 to

Prospectus dated December 1, 2008

Registration No. 333-155794

UNITED AIR LINES, INC.

12.75% SENIOR SECURED NOTES DUE 2012

FINAL PRICING TERMS

Issuer:	United Air Lines, Inc.

Title of Security:	12.75% Senior Secured Notes Due 2012

Guarantor:	UAL Corporation

Principal Amount at Maturity:	$175,000,000

Price to Public:	90.07%

Aggregate Issue Price / Initial Aggregate Accreted Principal:	$157,622,500

Discount Amount:	$17,377,500

Maturity Date:	July 15, 2012

Interest Rate:	12.75%

Interest Payment Dates:	January 15, April 15, July 15 and October 15, beginning on October 15, 2009

Record Dates:	January 1, April 1, July 1 and October 1

Make-Whole Spread (used to calculate Make-Whole Amount):	0.75%

Post-Acceleration Rate:	19.00%

Yield/Discount Rate (used to calculate Accreted Principal):	17.00%

Accreted Principal:	Dates	Scheduled Payments	Accreted Principal(a)
	7/2/2009	$0.00	$157,622,500.00
	10/15/2009	$6,383,854.17	$158,928,475.76
	1/15/2010	$5,578,125.00	$160,104,805.21
	4/15/2010	$5,578,125.00	$161,331,128.62
	7/15/2010	$5,578,125.00	$162,609,570.73
	10/15/2010	$5,578,125.00	$163,942,346.58
	1/15/2011	$5,578,125.00	$165,331,765.35
	4/15/2011	$5,578,125.00	$166,780,234.38
	7/15/2011	$5,578,125.00	$168,290,263.28
	10/15/2011	$5,578,125.00	$169,864,468.36
	1/15/2012	$5,578,125.00	$171,505,577.09
	4/15/2012	$5,578,125.00	$173,216,432.89
	7/15/2012	$180,578,125.00	$175,000,000.00

(a) Assuming there has been no prepayment of principal on the Notes.

Trade Date:	June 26, 2009

Expected Settlement Date:	T + 4; July 2, 2009

CUSIP Number:	909279BE0

ISIN Number:	US909279BE09

Anticipated Ratings:	B2 by Moody’s Investors Service, Inc. B+ by Standard & Poor’s Ratings Services

Joint Bookrunners and Structuring Agents:	Goldman, Sachs & Co. Citigroup Global Markets Inc.

Underwriting Commission:	$3,500,000

Concession to Selling Group Members:	0.0%

Discount to Broker/Dealers:	0.0%

The following amendments are made to our Preliminary Prospectus Supplement dated June 26, 2009:

•

The period by which United is required to either provide additional collateral or redeem some or all of the Notes in order to comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, in the event that United is not in compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, will be reduced from 90 days to 45 days.

•

The period by which United is required to redeem the Notes in the required amount, if a Fleet Reduction has occurred, will be reduced from 90 days after such occurrence to 45 days after such occurrence.

•

The total amount of Cash Collateral in aggregate that United may provide to the Trustee, in order to comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, after non-compliance, will be reduced from $45,000,000 to $20,000,000.

•

The period that United will take such other action as is necessary to satisfy the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, after providing Cash Collateral to meet the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, as applicable, will be reduced from 90 days to 45 days.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this offering and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to this offering if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or Citigroup Global Markets Inc. at 212-723-6230.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.